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                                                                   EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                       INTRABIOTICS PHARMACEUTICALS, INC.


         INTRABIOTICS PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: The name of the Corporation is INTRABIOTICS PHARMACEUTICALS,
INC.

         SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was January 19, 1994.

         THIRD: Article III, Section A of the Amended and Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

"        A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock.." The total number of shares which the corporation is authorized to issue is One Hundred Eight Million Four Hundred Thirty Seven Thousand Eight Hundred Seventy Three (108,437,873) shares, par value $0.001. Sixty Seven Million Five Hundred Thousand (67,500,000) shares shall be Common Stock and Forty Million Nine Hundred Thirty Seven Thousand Eight Hundred Seventy Three (40,937,873) shares shall be Preferred Stock. Upon the filing of this Certificate of Amendment to Amended and Restated Certificate of Incorporation, every two (2) outstanding shares of Common Stock shall be combined into one (1) share of Common Stock. No fractional shares shall issue, and cash at the fair market value shall be paid in lieu of fractional shares."

            FOURTH: Article III, Section B(4)(b) shall be amended to read in its entirety as follows:

"               (b) AUTOMATIC CONVERSION. Each share of Series A Preferred
Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock immediately upon the earlier of (i) except as provided below in subsection 4(c), the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $5.00 per share (as adjusted to reflect stock dividends, stock splits, combinations or recapitalizations) and the aggregate offering price of which was not less than $25,000,000 or (ii) the date specified by written consent or agreement of the holders of sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock voting together as a single class."

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         FIFTH: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, has duly approved the foregoing amendment.

         SIXTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, IntraBiotics Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this _____ day of ___________, 2000.

                                        INTRABIOTICS PHARMACEUTICALS, INC.


                                        By:
                                            ----------------------------------
                                            Kenneth J. Kelley, President


ATTEST:


------------------------------------
Robert L. Jones, Secretary